Exhibit 99.1

                  Navigators Reports Record Earnings

    NEW YORK--(BUSINESS WIRE)--Nov. 5, 2003--The Navigators Group, Inc. (NASDAQ:NAVG) reported record quarterly net income of $6,423,000 or $0.73 per diluted share for the three months ended September 30, 2003, up 22% from $5,271,000 or $0.61 per diluted share reported for the same period in 2002. Included in these results were net realized capital gains of $0.03 per share and $0.11 per share for the three months ended September 30, 2003 and 2002, respectively. The combined loss and expense ratio for the third quarter of 2003 was 92.9%, compared to 99.2% for the same period in 2002.
    Gross written premium for the third quarter of 2003 was $139,632,000, an increase of 10% from the third quarter of 2002. Net written premium decreased to $70,631,000, down 11%. Total revenue increased 11% to $79,682,000 for the third quarter of 2003, compared to $71,725,000 for the same period of 2002. Net investment income for the third quarter increased to $4,634,000, up 6%.
    Net income for the nine month period ended September 30, 2003 was $17,531,000 or $2.01 per diluted share, compared to $12,495,000 or $1.45 per diluted share for the nine months ended September 30, 2002. Included in these results were net realized capital gains of $0.12 per share and $0.10 per share for the nine months ended September 30, 2003 and 2002, respectively. The combined loss and expense ratio for the first nine months of 2003 was 94.8% compared to 98.5% for the same period in 2002.
    Gross written premium for the first nine months of 2003 was $455,526,000, an increase of 34% from the comparable period in 2002. Net written premium increased to $223,295,000, up 8%. Total revenue increased 29% to $224,673,000 for the nine months ended September 30, 2003 compared to $174,454,000 for the same period in 2002. Net investment income increased to $13,847,000, up 3%.
    Navigators' Chief Executive Officer, Stan Galanski, commented, "Navigators is known for emphasizing underwriting profit over market share, and we are pleased that each of our four main operating divisions generated an underwriting profit in the third quarter. Market conditions in general remain favorable, although we have scaled back our hull account and our Gulf of Mexico business due to pricing concerns. Our U.K. operations continue to perform very satisfactorily and in the fourth quarter we plan to add a new marine product providing Protection & Indemnity coverage. Navigators Pro continues to achieve significant growth and profitable underwriting results, and recently announced a new product, LPL Magistrate (SM), targeting the small law firm professional liability market. Navigators Specialty continues to achieve significant renewal rate increases on its California contractor liability business. Specialty's newer initiatives, particularly personal umbrella and the Midwest regional office are developing according to plan."
    Galanski continued, "The third quarter was a significant quarter for Navigators, not only in terms of achieving our highest quarterly net income, but also for the successful efforts to raise additional capital to support the Company's continued growth. As a result of the recent secondary offering, the statutory surplus of Navigators Insurance Company now exceeds $200 million and the Company's balance sheet is stronger than ever. Our third quarter net written premium reflects an increase in ceded reinsurance to better manage statutory capital prior to our recent public equity offering. We intend to re-evaluate the amount of reinsurance ceded going forward."
    During October 2003, the Company completed a public equity offering, which raised total net proceeds for the Company of approximately $110.8 million from the sale of 3,977,500 new shares of common stock, inclusive of the underwriters' over-allotment option.
    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States and the United Kingdom.

    This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Act of 1995. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' prospectus dated October 1, 2003 and its most recent Forms 10-K and 10-Q for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

    www.navg.com



              THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES
                         Financial Highlights

      (In thousands, except book value and net income per share)
                   (All figures are on a GAAP basis)

                   Three  Months  Ended      Nine  Months  Ended
                      September 30,             September 30,
                   --------------------      -------------------
                      (Unaudited)               (Unaudited)

Financial Highlights  2003      2002  Change    2003      2002  Change
--------------------  ----      ----  ------    ----      ----  ------

Gross written
 premium          $139,632  $126,857    10% $455,526  $339,718     34%
Net written
 premium            70,631    79,662   -11%  223,295   206,105      8%

Revenues:
  Net earned
   premium          74,537    64,520    16%  206,115   155,292     33%
  Commission
   income               23     1,188   -98%    2,748     3,282    -16%
  Net investment
   income            4,634     4,390     6%   13,847    13,494      3%
  Net realized
   capital gains       348     1,264   -72%    1,235     1,172      5%
  Other income         140       363   -61%      728     1,214    -40%
                  --------- --------- ----- --------- --------- ------
    Total revenues  79,682    71,725    11%  224,673   174,454     29%
                  --------- --------- ----- --------- --------- ------

Operating expenses:
 Net losses and loss
  adjustment
  expenses incurred 48,526    43,430    12%  135,857    99,619     36%
 Commission expense  9,195    11,518   -20%   28,698    29,504     -3%
 Other operating
  expenses          13,364     9,127    46%   37,188    27,997     33%
 Interest expense       66       158   -58%      250       463    -46%
                  --------- --------- ----- --------- --------- ------
   Total operating
    expenses        71,151    64,233    11%  201,993   157,583     28%
                  --------- --------- ----- --------- --------- ------

Income before
 income taxes        8,531     7,492    14%   22,680    16,871     34%
                  --------- --------- ----- --------- --------- ------

Income tax expense   2,108     2,221    -5%    5,149     4,376     18%
                  --------- --------- ----- --------- --------- ------

Net income          $6,423    $5,271    22%  $17,531   $12,495     40%
                  ========= ========= ===== ========= ========= ======


Per Share Data
--------------

Net income per common
 share:
  Basic              $0.75     $0.62    21%    $2.06     $1.48     39%
  Diluted            $0.73     $0.61    20%    $2.01     $1.45     39%

Average common shares
 outstanding:
  Basic              8,535     8,473           8,515     8,455
  Diluted            8,771     8,678           8,728     8,642

Underwriting Ratios
-------------------
Loss Ratio            65.1%     67.3%           65.9%     64.1%
Expense Ratio         27.8%     31.9%           28.9%     34.4%
                  --------- ---------       --------- ---------
Combined Ratio        92.9%     99.2%           94.8%     98.5%


                                   September 30,    December 31,
                                      2003             2002
Balance Sheet Data                    ----             ----
------------------
 Total investments and cash         $561,617         $452,885     24%
 Stockholders' equity                190,401          171,275     11%
 Book value per share                  22.27            20.18     10%

Note: Certain amounts for the prior period have been reclassified to conform to the presentation in the current period.


    CONTACT: The Navigators Group, Inc.
             Brad Wiley, 914-933-6025